Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-176539) of Walter Investment Management Corp. and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-160743) pertaining to the Walter Investment Management Corp. 1999 Equity Incentive Plan (As Amended) and the Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp. of our report dated March 8, 2011 (except for Note 21, as to which the date is January 13, 2012), with respect to the consolidated financial statements of Walter Investment Management Corp., included in this Form 8-K filed on January 13, 2012.

/s/ Ernst & Young LLP

Tampa, Florida

January 13, 2012